For period ended 12/31/02                                            All Series
File Number 811-2429

Sub-Item 77P:  Information required to be filed with the registrant's periodic reports pursuant to existing exemptive orders
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On June 18,  2002,  we  received  an  exemptive  order from the  Securities  and
Exchange Commission that permits us, with the approval of the Company's Board of
Directors,   to  appoint  and  replace   subadvisers,   enter  into  subadvisory
agreements, and amend subadvisory agreements on behalf of the Nasdaq-100 Index Fund, the Global Titans Index Fund, or the S&P 500 Index Fund without shareholder approval; or to withdraw the Extended Market Index Fund's interest from the Extended Market Portfolio and retain a subadviser to manage the Extended Market Index Fund outside of a master-feeder structure or subsequently change the subadviser, without shareholder approval. We will notify shareholders within 90 days after hiring any new subadviser for a Fund.